EXHIBIT 10.2
Hurco Europe Limited
c/o Hurco Companies, Inc.
One Technology Way
Indianapolis
Indiana 46268-0180
USA
26, October 2004
For the attention of Mr Roger J Wolf

Dear Sirs

£700,000 Revolving Credit Facility and £300,000 Overdraft Facility - Supplemental Facility Agreement

We, Bank One, NA (the "Bank", which expression includes our successors, assigns and permitted transferees), refer to the £700,000 revolving credit facility and the £300,000 overdraft facility granted to Hurco Europe Limited (the "Borrower") pursuant to a facility agreement dated 15 January 2004 (the "Facility Agreement").

1	Interpretation

In this supplemental facility agreement, words and expressions defined in the Facility Agreement shall have the same meaning when used in this supplemental facility agreement.

2	Variations

2.1	Subject to paragraph 3 below, the Bank hereby agrees that the following clauses of the Facility Agreement shall be amended as follows:

2.1.1	the definition of "Collateral" shall be deleted;

2.1.2	the definition of "Debenture" shall be deleted and replaced with the following:

"Debenture" means (i) the debenture dated 15 January 2004 in favour of the Bank and released pursuant to a deed of release dated 26, October 2004 and (ii) any other debenture from time to time entered into by the Borrower in respect of amounts owing under this agreement;"

2.1.3	the date "31 January 2007" in the definition of "Termination Date" shall be deleted and replaced with the date "31 January 2008";

2.1.4	the definition of "US Security Documents" shall be deleted and replaced with the following:

""US Security Documents" means (collectively, as the same may be amended and/or restated from time to time:

(a)        the amended and restated pledge and security agreement dated 26, October 2004 entered into by the Parent in favour of the Bank;

(b)        the subsidiary guarantee by Hurco International, Inc. and Hurco International Holdings, Inc. in favour of the Bank, dated 1 December 2003; and

(c)        any other documents evidencing any security interest or guarantee or indemnity entered into by the Parent in favour of the Bank, pursuant to the US Credit Agreement;"

2.1.5	clause 3.4 shall be deleted and replaced with the following:

"3.4    No utilisation of the Facilities shall be permitted if, as a result:

3.4.1    the Total Outstandings would exceed £1,000,000 at that time; or

3.4.2    the Guaranteed Amount would exceed £200,000; or

3.4.3    the aggregate of the Advances and the Guaranteed Amount would exceed £700,000; or

3.4.4    the amount of the Overdraft would exceed £300,000; or

3.4.5    at and during such time as the Total Funded Debt/EBITDA Ratio exceeds 3.00 to 1.00, the Total Outstandings would exceed the lower of (A) the Borrowing Base and (B) £1,000,000 at that time."

2.1.6	clauses 6.1 and 6.2 shall be deleted and replaced with the following:

"6.1    At and during such time as the Total Funded Debt/EBITDA Ratio exceeds 3.00 to 1.00, then as soon as available and in any event within 30 days after the end of the month following the fiscal quarter at the close of which such ratio exceeded 3.00 to 1.00, and each month thereafter during such time, the Borrower shall prepare and deliver to the Bank a Borrowing Base Certificate signed by a director or secretary of the Borrower setting out:

6.1.1    the details of the Eligible Trade Debts and stating the aggregate of those Eligible Trade Debts at the end of the preceding month;

6.1.2    the value of its Eligible Finished Goods Inventory at the end of the preceding month; and

6.1.3    the value of its Eligible Unfinished Goods Inventory at the end of the preceding month.

6.2    At and during such time as when the Total Funded Debt/EBITDA Ratio exceeds 3.00 to 1.00, the Borrower shall ensure that the aggregate of the Total Outstandings during such time shall not exceed the Borrowing Base at that time."

2.1.7	Clause 13.1 shall be deleted and replaced with the following:

"not, without the Bank’s prior written consent, (i) create or allow to exist any Encumbrance (save for a Permitted Encumbrance) over any of its present or future assets, rights or revenues to secure obligations of itself or of any other person or (ii) enter into any agreement with any other person other than the Bank pursuant hereto which prohibits or limits the liability of the Borrower to create, incur, assume or suffer to exist any Encumbrance (save for a Permitted Encumbrance) upon any of its present or future assets, rights or revenues (provided, however, that any agreement or covenant not to create, incur or suffer to exist any additional Encumbrance on any asset which is subject to a Permitted Encumbrance shall not be prohibited by the foregoing)."

2.1.8	Clause 13.7 shall be deleted and replaced with the following:

"13.7    Send to the Bank:

13.7.1    within 110 days of each fiscal year end, a copy of the Borrower’s annual audited financial statements;

13.7.2    within 45 days after the close of each fiscal quarter, management accounts for such quarter with such other information, certificates and forecasts as the Bank may from time to time reasonably require;

13.7.3    at and during such time as the Total Funded Debt/EBITDA Ratio exceeds 3.00 to 1.00 within 30 days of the end of each calendar month, beginning with the month following the fiscal quarter at the close of which such ratio exceeded 3.00 to 1.00, a statement of aged accounts receivable; and

13.7.4    all other financial and other information concerning the Borrower and its business affairs as the Bank may from time to time require upon reasonably notice."

3	Commencement of Variations

The Facility Agreement shall be varied and amended in the manner set out herein upon the receipt by the Bank of the following in form and substance acceptable to the Bank:

3.1	a copy of this supplemental facility agreement signed on behalf of the Borrower signifying the Borrower’s acceptance of the variations provided for in this supplemental facility agreement and the Borrower’s agreement with the terms and conditions;

3.2	a certified extract of the resolutions of the board of directors of the Borrower approving the terms of this supplemental facility agreement and resolving to enter into the same;

3.3	a letter from Hurco Companies, Inc. in form and substance satisfactory to the Bank reaffirming and confirming for the benefit of the Bank that the Parent Guarantee (as defined in the Facility Agreement) will extend to guarantee the amended obligations of the Borrower arising under the Facility Agreement as amended by this supplemental facility agreement and its obligations under the Parent Guarantee are not affected by this supplemental facility agreement or anything contained in it and shall remain in full force and effect; and

3.4	a certified extract of the resolutions of the board of directors of Hurco Companies, Inc. approving the terms of the letter referred to in clause 3.3 above and resolving to enter into the same.

4	Representations

The Borrower hereby represents and warrants to the Bank that it is duly authorised to countersign this supplemental facility agreement, which constitutes its valid, legal, binding and enforceable obligations.

5	Continuation of Facility Agreement

5.1	Save as amended by this supplemental facility agreement, the provisions of the Facility Agreement shall continue in full force and effect and the Facility Agreement and this supplemental facility agreement shall be read and constructed as one instrument.

5.2	The Borrower confirms its liabilities and obligations under the Facility Agreement remain in full force and effect and shall continue notwithstanding, inter alia, the amendments to the Facility Agreement pursuant to this supplemental facility agreement.

6	Governing Law

This Agreement is governed by and constructed in accordance with English law.

/s/ Brian D. Smith
Yours faithfully,
For and on behalf of
Bank One, NA

Accepted and Agreed

On October 26, 2004

/s/ Roger J. Wolf
For and on behalf of
Hurco Europe Limited